BUSINESS UNIT PURCHASE AGREEMENT


                          DATED AS OF JANUARY 15, 2002


                                 BY AND BETWEEN


                               TELECOMPUTING, INC.


                                       AND


                                 COMMTOUCH INC.

                        BUSINESS UNIT PURCHASE AGREEMENT

         THIS BUSINESS UNIT PURCHASE AGREEMENT (this "Agreement") dated as of January 15, 2002, is by and between TeleComputing, Inc., a Florida corporation ("Buyer") and COMMTOUCH INC., a California corporation ("Seller"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 9.7 of this Agreement.

         WHEREAS, Seller is interested in selling and transferring to Buyer, and Buyer is interested in acquiring, Seller's business, assets, rights, and certain obligations and liabilities, relating to Seller's proprietary Hosted Exchange Business Unit (the "Business");

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

                                    ARTICLE 1

                               PURCHASE OF ASSETS

         SECTION 1.1. Purchase of Assets. At the Closing (as defined below) and upon the terms and subject to the conditions of this Agreement, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller, the following assets (the "Assets"):

         (a) Customer/Channel Partner/Reseller Agreements. The customer, channel partner and reseller agreements set forth in and attached to Exhibit A hereto, which exhibit is hereby incorporated into this Agreement.

         (b) Equipment Lease Agreements. The equipment lease agreements set forth in and attached to Exhibit D hereto, which exhibit is hereby incorporated into this Agreement.

         (c) Data Center Agreements. Seller's use of the data center facilities pursuant to the agreements set forth in and attached to Exhibit B hereto, which exhibit is hereby incorporated into this Agreement, but only during the migration as described in Article 3 below.

         (d) Seller Equipment. All right, title and interest in and to the equipment set forth in Exhibit C, attached hereto, which exhibit is hereby incorporated into this Agreement, including, but not limited to, any applicable and transferable manufacturers' and/or vendors' warranties and guarantees.

         (e) Records. All relevant records, information, correspondence and contracts relating to the foregoing.

         SECTION 1.2. Retained Assets.  Without  derogating from any other right
not  expressly   transferred   to  Buyer  herein  and  retained  by  Seller  and
notwithstanding the terms of

Section 1.1, Seller shall not transfer to Buyer and the Assets shall not include the Seller's right, title and interest in and to any and all claims, actions and/or demands of Seller against any customer, channel partner, reseller, licensor, vendor or manufacturer that accrued to Seller or arose prior to the Closing including, but not limited to, claims for payment of set-up, service or professional service fees.

         SECTION 1.3. Purchase Price. The "Purchase Price" for the assets shall be paid in the manner described as follows:

         (a) Buyer shall pay to Seller twenty percent (20%) of all revenues collected from the entities set forth on Exhibit A for services performed during the current term of the relevant agreements identified in Exhibit A therewith, exclusive of any renewal term of any such agreement. Such agreements may not be cancelled, replaced or otherwise amended voluntarily by Buyer for the purpose of deferring revenues or otherwise negatively impact the payment obligations to Seller.

         (b) Buyer shall pay to Seller ten percent (10%) of all revenue of any kind collected from prospective customers, resellers and channel partners identified by the parties during due diligence prior to the Closing. The payments hereunder shall be made based on revenue collected from each such entity for services performed during a twelve (12) month period commencing on the date services are first provided by Buyer under each individual agreement entered into between Buyer and any such customers, resellers or channel partners. Before the Closing, these entities shall be identified on Exhibit E attached hereto and hereby incorporated into this Agreement.

         (c) Buyer shall pay to Seller ten percent (10%) of all revenue of any kind collected from customers, resellers and channel partners referred to Buyer by Seller for a period of two (2) years subsequent to the Closing. The payments hereunder shall be made based on revenue collected from each such entity for services performed during a twelve (12) month period commencing on the date services are first provided by Buyer under each individual agreement with such entity(ies). Seller shall submit to Buyer for its consideration a referral form containing, at a minimum, the information set forth in Exhibit F attached hereto, which exhibit is hereby incorporated into this Agreement. Buyer may accept or reject to pursue a business relationship with any referral at its sole discretion. Further, Buyer may reject any such referral if it can prove by reliable means that, within the twelve (12) months prior to the referral, it had been in discussions with the relevant entity for sale of the relevant service to such entity.

         (d) At Closing, Buyer shall pay to Seller an amount equal to twenty-five percent (25%) of the cost to Seller of the equipment set forth on Exhibit C plus any applicable sales taxes. Seller shall provide to Buyer proper documentation from its books and records evidencing the cost to Seller of the equipment. If such documentation is not readily available, Buyer and Seller shall use the cost estimates provided from Seller to Buyer on January 9, 2002.

         SECTION 1.4 Payments. Payments for the amounts due and owing to Seller from Buyer under Section 1.3(a) - (c) above shall be made on a monthly basis by Buyer, by no later than the tenth day of each month based on the applicable revenues collected during the prior month. Any payments made more than 30 days past the due date shall bear interest at the rate of 1% for each month that such amount remains unpaid, or the maximum legal rate, whichever is less. Payments from Buyer to Seller in relation to use of the data center and staff set forth in Exhibit B shall be made in advance semi-monthly, commencing on the Closing, based on estimated expenses, with any adjustments to be made in subsequent payment periods.

         SECTION 1.5 Reports. Buyer shall provide Seller with detailed quarterly reports of all revenue collected for which Seller is entitled to payments as described herein, including the source thereof and the period to which it is applicable.

         SECTION 1.6. Security Interest. Buyer hereby grants a first priority security interest in all customer, channel partner and reseller agreements transferred by Seller to Buyer within the framework of this Agreement, as well as the proceeds/fees collected by Buyer thereunder, as security for payment of the Purchase Price as described in Section 1.3(a) - (c) hereinabove. Buyer shall take all necessary measures reasonably requested by Seller prior to or on the Closing to perfect Seller's security interest in such agreements and the stated proceeds/fees, and shall provide proof of same to Seller on the Closing. Furthermore, Buyer undertakes not to voluntarily allow any third parties to encumber, lien or attach in any way such agreements or proceeds/fees, and shall immediately take all necessary measures to remove any encumbrances/liens/attachments when and if effected by a third party. Buyer shall provide Seller with notice immediately upon discovering the placement or attempted placement of any lien, encumbrance or attachment on the subject agreements and/or proceeds/fees. Buyer agrees to open a separate bank account in which only the revenues collected within the framework of this Agreement shall be deposited. The security interest granted herein by Buyer shall be deemed released upon the earlier of (i) Buyer's payment of the Purchase Price or (ii) the termination of this Agreement in accordance with Article 8, whereupon the Seller shall take all such actions as shall be reasonably requested by Buyer to affect the termination of the security interest granted hereby, including the execution of and filing with appropriate governmental authorities uniform commercial code financing statements.

                                    ARTICLE 2

                                     CLOSING

          SECTION 2.1. Closing of the Sale and Purchase. The closing of the sale and purchase of the Business (the "Closing") will take place at 2:00 pm Pacific Time on January 31, 2002 (the "Closing Date"), subject to satisfaction of the conditions set forth in Article 7 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Seller, 2029 Stierlin Ct., Mountain View, CA 94043, unless another time, date or place is agreed to in writing by the parties hereto. If the Closing shall occur, it shall be deemed effective as of 11:59 pm (Pacific Time) on the Closing Date.

         SECTION 2.2. Transfer of Assets. At the closing, Seller shall transfer, assign, deliver and convey to Buyer, free and clear of all liens and other encumbrances other than any such lien or encumbrance arising out if the rights and interests of lessors of equipment in the Assets, including execution and delivery of a Bill of Sale, in form and substance acceptable to Seller (the "Bill of Sale"), agreement of assignments and other appropriate documents. As to the equipment under Exhibits C and D, the equipment shall be delivered Ex Works (Equinix facility, San Jose, CA). Loading and shipping are at the expense and responsibility of Buyer.

         SECTION 2.3. Assumption of Liabilities. At the Closing, Buyer shall fully assume and agrees to pay, perform and discharge the following:

         (a) All liabilities, debts, obligations, claims, warranties and guaranties of any kind arising from and after the Closing under or in relation to the agreements and leases listed in Exhibits A, B and D to this Agreement. Notwithstanding the above, Buyer's obligations in relation to the data center agreements described in Exhibit B shall only be applicable until the migration described in Article 3 is fully completed, which migration will be completed before March 31, 2002, at which time such obligations shall revert to Seller. Buyer shall provide Seller with at least fifteen (15) days advance written notice of its intention to cease utilizing Seller's data center.

         (b) All obligations and liabilities arising from and after the Closing Date in connection with Buyer's ownership of the Assets and the conducting by Buyer of the operations of the Business, including all obligations arising after the Closing Date under the contract between the Seller and Microsoft Corporation included in the Assets.

         (c) All out of pocket expenses incurred by either party in relation to the performance of migration services as set forth in Section 3.1 below; provided that Seller shall obtain Buyer's prior written approval, including which approval may be given by email, before incurring such expenses.

         (d) The fully-burdened cost to Seller for the allocation by Seller of employees as set forth in Section 3.2 and enumerated in Exhibit B. Payment therefor shall be made by Buyer within fifteen (15) days of receipt of an applicable invoice from Seller. Buyer shall provide Seller with at least fifteen (15) days advance written notice of its intention to cease utilization of such employees' services.

         (e) All taxes relating to or arising at any time from the sale of the Assets, or in connection with the operation of the Business by Buyer from and after the Closing.

                                    ARTICLE 3

                              MIGRATION OF SERVICE

         SECTION 3.1. Migration Services. In order to provide for the most stable service to customers, channel partners and resellers during the transfer of the Business from Seller to Buyer, Buyer shall perform a seamless migration of all Exchange mailbox accounts to Buyer's data center and Seller agrees to assist Buyer as may be necessary.

         SECTION 3.2. Use of Seller Employees. Until the migration is complete, Seller undertakes to make available those remaining employees from the Business who are necessary in managing the service, managing relationships with customers and channel partners and assisting in performing the migration services, as mutually agreed by the parties hereto. Seller agrees to continue to employ these employees during the migration period, and to provide them with their standard facilities, as well as the time necessary to service the needs of the parties in performing the migration. Nothing herein shall prevent Seller from terminating an employee for "cause". Buyer further understands that any one or more of the employees may voluntarily terminate his or her employment at any time. In this regard, Buyer waives any and all claims, known or unknown, that it may have as a result of such terminations (except any claims directed by such employees against Buyer for which Seller is legally responsible), including a claim that its ability to properly perform the migration services was impaired in any way by the occurrence of such an event of termination of employment or combination of events, and Seller shall not be responsible for replacing the services of any such employee whose employment terminates (whether voluntarily or involuntarily); provided Seller uses commercially reasonable efforts to replace such employees and/or to assist Buyer in replacing such employees. Seller acknowledges that its role, status and the status of its employees in connection with the migration services provided to the Buyer shall be that of an independent contractor and nothing in this Section shall be construed to create an employer-employee relationship between the parties. Seller's employees shall not be entitled to any of the Buyer's employee benefits. Seller shall have sole responsibility for all federal, state and local withholding taxes, unemployment insurance tax, social security tax and other similar taxes and levies arising from Seller's employment of its employees to perform the migration services.

         SECTION 3.3. Wingra Services. In performing migrations for Jamcracker customers, unless otherwise expressly required by Jamcracker or unless Buyer is able to secure a lower price, Buyer undertakes to use the migration services offered by Wingra, an affiliated company of Seller, for a period of twelve (12) months from the Closing.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date hereof and the date of Closing, Seller hereby represents and warrants to Buyer that:

         SECTION 4.1. Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of organization, and it has all requisite power and authority to own, lease and operate its assets or properties and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification.

         SECTION 4.2. Authority Relative to this Agreement. Seller has all necessary corporate power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations under such Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate approval, including without limitation any necessary shareholder or director approval, and as of the Closing there will be no revocation of such approval and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and such other Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and when executed, each other Transaction Agreement to which the Seller is a party will be, duly and validly executed and delivered by Seller and constitutes, or, when executed, will constitute, a valid, legal and binding agreement of Seller, enforceable against it in accordance with their respective terms.

         SECTION 4.3. Asset Status. Seller has good, marketable and undivided title (or legal right in the case of the leased equipment identified in Exhibit D hereto) to and possession of the Assets. The agreements under Exhibits A and D and the equipment under Exhibits C and D (except for the Lien held by the lessor in the case of the leased equipment listed in Exhibit D) are held free and clear of all Liens (as defined hereinbelow), including Liens with respect to taxes or other governmental charges, obligations or fees, except for liens for real and/or personal property taxes not yet due and payable, and there are no pending legal actions by any party relating to such Assets. As of the Closing, the equipment listed in Exhibits C and D is in good operating condition, normal wear and tear excepted, and is adequate and usable for the purposes for which it is currently used.

         SECTION 4.4. Contracts. Attached to Exhibits A and D hereof are true, correct and complete copies of all of the existing contracts, agreements and leases, including summaries of any oral agreements and any relevant correspondence in respect of any thereof, relating to the Business and reflected in the Accounts Receivable Report (the "Contracts"). Except for the Contracts, the Seller is not a party to or bound by any contract, agreement or arrangement relating to the purchase or sale of any goods or services relating to the Business. Contracts are in full force and effect as against, and constitute the legal, valid and binding obligation of, Seller and, to the knowledge of Seller, each other party thereto. Seller and each other party to each Contract has performed all of the obligations required to be performed by Seller and such other party to date, and there is no existing default by Seller or, to the knowledge of Seller, each other party thereto under any of the Contracts or event that, with notice or lapse of time, or both, would constitute such a default. None of the Contracts has been terminated or notice of termination given with respect thereto, no notice has been given by any party thereto of any alleged default thereunder by any party thereto, and Seller is aware of no intention or right of any party thereto to declare a default thereunder. There exists no actual or threatened acceleration, termination, cancellation or material modification of any of Seller's rights or obligations under any of the Contracts. No customer or lessor of Seller identified in any of the Contracts has notified Seller that it intends to terminate or change its business relationship with the Business following the consummation of the transactions contemplated under this Agreement.

          SECTION 4.5. No Violations. Neither the execution, delivery and performance by Seller of the Transaction Agreements to which the Seller is a party nor the consummation by Seller of the transactions contemplated thereby will (i) conflict with or result in any breach of any provision of the articles of association and other charter documents (or similar governing documents) of Seller, (ii) to the best of Seller's knowledge, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Seller or any of its respective properties or assets.

          SECTION 4.6. Litigation. There is no civil, criminal or administrative suits, claims, actions, grievances, arbitrations, proceedings or investigations pending or, to the best knowledge of Seller, threatened against the Business or any of its respective properties or assets, or, except as set forth on Schedule
4.6 hereof, against the Seller.

         SECTION 4.7. Compliance with Applicable Law. Seller is in compliance with the terms of all laws, statutes, regulations, permits, licenses, variances, exemptions, orders and approvals necessary for the lawful conduct of the Business. To the best knowledge of Seller, no investigation or review by any Governmental Entity with respect to Seller is pending or threatened in writing that would impact in any materially adverse way the transactions contemplated by the Transaction Agreements.

         SECTION 4.8. Accounts Receivable Report.

                  4.8.1 Accounts Receivable Report. The "Accounts Receivable Report," a copy of which is attached hereto as Schedule 4.8.1 and incorporated into this Agreement, provided to Buyer from Seller and dated January 15, 2002 (the "Report Date") represents fairly the accounts receivable balance of that date for the specific customers and resellers to be transferred under this Agreement.

                  4.8.2 Absence of Changes. As from the Report Date and up to the Closing, the Business will be conducted in the ordinary course consistent with past practices and the covenants set forth in Section 6.1, and Seller will disclose any events or conditions that are discovered that are, individually or in the aggregate, reasonably expected to have a material adverse effect (financial or otherwise) on the Business.

         SECTION 4.9. Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim against Buyer or Seller for any brokerage or finder's commission, fee or similar compensation.

         SECTION 4.10. Consents of Third Parties. Except for the consents set forth in Schedule 4.10, no consents or approvals of any third party are necessary in connection with the execution and delivery by Seller of the Transaction Agreements to which the Seller is a party and the consummation by Seller of the transactions contemplated thereby, including without limitation, the transfer and assignment of the Assets contemplated under Section 1.1 hereof.

         SECTION 4.11. Disclosure. No representation or warranty of Seller contained herein, when read together with the Schedules and Exhibits referred to herein, is false or misleading in any material respect or omits to state a fact herein or therein necessary in order to make the statements contained herein or therein not false or misleading in any material respect.

         SECTION 4.12. Disclaimer of Other Representations and Warranties. Seller does not make any representations or warranties relating to the Business in connection with the transactions contemplated hereby other than those expressly set forth by it in this Agreement. It is also understood that any cost estimates, projections or other productions, any data, any financial information or any memoranda or presentations are not and shall not be deemed to be or to include representations or warranties of Seller, except to the extent otherwise expressly covered by the representations and warranties in this Agreement. No person has been authorized by Seller to make any representation or warranty relating to the Business or otherwise in connection with the transactions contemplated hereby except as set forth in this Agreement and the documents as identified in Section 7.3 hereof. If any statements were made by such unauthorized person(s), such representation or warranty must not be relied upon as having been authorized by Seller.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

         SECTION 5.1. Organization. Buyer is duly organized, validly existing and in good standing under the laws of its state of incorporation and Buyer has all requisite power and authority to own, lease and operate its assets or properties and to carry on its business as now being conducted and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where such qualification is required to carry on its business as now being conducted, and to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         SECTION 5.2. Authority Relative to this Agreement. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer, as of the Closing there will be no revocation of such approval and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, assuming the due authorization, execution and delivery hereof by Seller, a valid, legal and binding agreement of Buyer, enforceable against it in accordance with its terms.

          SECTION 5.3. No Violations. Neither the execution, delivery and performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificates of incorporation or bylaws (or similar governing documents) of Buyer, (b) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which it or any of its respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Buyer or any of its respective properties or assets.

         SECTION 5.4. Litigation. There are no civil, criminal or administrative suits, claims, actions, grievances, arbitrations, proceedings or investigations pending or, to the best knowledge of Buyer, threatened against Buyer or any of its respective properties or assets, which would have a material adverse effect on Buyer's ability to perform its obligations under this Agreement.

         SECTION 5.5. Compliance with Applicable Law. Buyer is in compliance in all material respects with the terms of all permits, licenses, variances, exemptions, orders and approvals necessary for the lawful conduct of its businesses (the "Permits"). To the best knowledge of Buyer, no investigation or review by any Governmental Entity with respect to Buyer is pending or threatened in writing that would impact in any materially adverse way the transactions contemplated by this Agreement.

         SECTION 5.6. No Vote Required. No vote of the holders of Buyer stock is required under applicable law or corporate governing documents in connection with this Agreement.

         SECTION 5.7. Investigation by Buyer.

         (a) Buyer has conducted its own independent investigation, review and analysis of the Business, including, but not limited to, operations, Assets, liabilities, results of operations, financial condition, technology and prospects of the Business. Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business identified by Seller as relating to the Business as Buyer has requested for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or the representatives thereof (except for the specific representations and warranties of Seller set forth in this Agreement. Buyer has formed an independent judgment concerning the Business and the rights, obligations, Assets and liabilities pertaining thereto.

         (b)  Buyer   acknowledges  that  none  of  Seller  and  its  respective directors, officers, shareholders, employees, affiliates, controlling persons, agents, advisors or representatives makes, or has made, any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any estimates, projections, forecasts, operating plans or budgets relating to the Business delivered or made available to Buyer or otherwise obtained by Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives in respect of future revenues, expenses or future results of operations except to the extent, if any, expressly set forth herein.

         (c) Buyer agrees, to the fullest extent permitted by law, that none of Seller's directors, officers, employees, shareholders or affiliates, shall have any personal liability or responsibility whatsoever to Buyer or its directors, officers, employees, affiliates, controlling persons, agents or representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (including in any memorandum relating to Seller or the Business provided to the Buyer, in presentations by Seller's management or otherwise) to Buyer or its directors, officers, employees, affiliates, controlling persons, advisors, agents or representatives (or any omission therefrom), including in respect of specific representations and warranties, other than any specific representations and warranties set forth in Article 4 of this Agreement except for any liability arising out of the intentional misrepresentation or willful misconduct of any thereof or arising out of common law fraud.

         SECTION 5.8. Sufficiency of Skill and Knowledge.

         Buyer understands the type, quality and scope of the Business as provided by Seller to its customers, channel partners and resellers prior to the Closing, and Buyer has or will have at the Closing the facilities, means, manpower, finances and other resources to run the Business, and will make best efforts in satisfying the contractual needs of those entities in a timely fashion during the current terms of the agreements with those entities.
Notwithstanding the foregoing, the terms of this section shall not impose any additional obligation or duty on the part of Buyer to renew those agreements.

                                    ARTICLE 6

                              ADDITIONAL COVENANTS

         SECTION 6.1. Conducting of Business.

         (a) Except as contemplated by this Agreement, during the period from the date hereof to the Closing or the earlier termination of this Agreement, Seller will use all reasonable efforts to ensure that it conducts the Business in the ordinary course of business in substantially the same manner as heretofore conducted consistent with past practice and, to the extent consistent therewith, it shall seek to preserve intact the service of key employees and preserve its relationships with customers, channel partners and resellers with the intention that its ongoing Business shall be unimpaired at the Closing.

         (b) During the period as from the Closing, Buyer will use all reasonable efforts to ensure that it conducts the Business in a manner so as to preserve its relationship with customers, channel partners and resellers with the intention that the Business' goodwill and revenue generating capability shall be unimpaired after the Closing. Without derogating from the generality of the above, Buyer agrees to continue to meet the requirements of the Service Level Agreement set forth in the agreements listed under Exhibit A.

         (c) Buyer undertakes to continue to run the Business for at least the greater of twelve (12) months as from the Closing or the maximum period necessary to service the agreements transferred to Buyer under this Agreement.

         SECTION 6.2. Confidentiality. Each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between the Seller and Buyer dated January 7, 2002.

         SECTION 6.3. Certain Filings; Reasonable Efforts.

         (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to execute any additional instruments necessary to consummate the transactions contemplated hereby.

         (b) Buyer and Seller will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any foreign, federal, or state antitrust, competition, or fair trade law. In this regard but without limitation, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition governmental entity regarding the transactions contemplated herein.

         SECTION 6.4. Public Announcements. Neither Buyer nor Seller shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the sale of the Business, without the prior consent of Buyer and Seller, which consent may not be unreasonably withheld, except as may be required by applicable law, or by the rules and regulations of, or pursuant to any agreement with, the NASD, the Security

Exchange Automated Quotation System ("SEAQ") the Nasdaq National Market, or the Oslo Stock Exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its reasonable best efforts to consult with the other party before issuing such press release or making such public statement or disclosure. The first public announcement of this Agreement and the sale of the Business shall be by way of a joint press release agreed upon by Buyer and Seller, or a press release prepared by Buyer subject to Seller's prior review and approval which approval shall not be unreasonably denied or delayed.

         SECTION 6.5. Additional Events.

         (a) During the period prior to the Closing, Seller and Buyer shall promptly notify the other party in writing of:

                  (i) the discovery by any of them of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by them in this Agreement;

                  (ii) any breach of any covenant or  obligation of any of them;
         or

                  (iii) the discovery of any event, condition, fact or circumstance that would reasonably be likely to make the timely satisfaction of any of the conditions set forth in this Agreement impossible or unlikely.

         (b) In the event that the Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person then, and in each such case to the extent necessary to effectuate the purpose of this Agreement, Buyer shall take all necessary measures to ensure that the successors and assigns of the Buyer shall succeed to the obligations set forth in this Agreement.

         SECTION 6.6. Customer Relations. Prior to the Closing:

         (i) the parties shall cooperate in developing a joint customer notification of the assignment of agreements to be sent to each transferred customer/channel partner/reseller of the Business;

         (ii) at Buyer's request (but only for the first 30 days from Closing), Seller will introduce a Buyer representative to each transferred customer/channel partner/reseller;

         (iii) Seller will promptly advise Buyer of any customer issues that may affect the ongoing relationship with such customer.

         SECTION 6.7. Collection of Service Fees. As and from the Closing, Buyer undertakes to make all reasonable efforts to collect in a timely fashion outstanding amounts under the customer/channel partner/reseller agreements. Any amounts collected by Buyer on behalf of fees due and owing to Seller prior to the Closing shall be delivered promptly to Seller by Buyer.

          SECTION 6.8.      Indemnification.

         (a) Seller will indemnify, defend and hold harmless Buyer and its affiliates and their respective officers, directors, employees, agents and shareholders from and against, and pay and reimburse any of them for, any claims, actions, damage, judgment, cost, expense, liability, loss or deficiency, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, claim or proceeding, arising out of or resulting from (i) the operation of the Business prior to Closing; (ii) any liabilities of Seller not assumed by Buyer under this Agreement; (iii) misrepresentations or breaches of representations or warranties made herein by Seller; (iv) noncompliance with or breach by Seller of any of the covenants or agreements contained in this Agreement; or (v) the discharge of any lien or encumbrance imposed upon or affecting the Assets other than any such lien or encumbrance arising out of the rights and interests of lessors of equipment in the Assets.

         (b) Buyer will indemnify, defend and hold harmless Seller and its affiliates and their respective officers, directors, employees, agents and shareholders from and against, and pay and reimburse any of them for, any claims, actions, damage, judgment, cost, expense, liability, loss or deficiency, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action, claim or proceeding, arising out of or resulting from (i) the operation of the Business after the Closing or of the equipment identified on Exhibits C or D by Buyer after the Closing; (ii) misrepresentations or breaches of representations or warranties made herein by Buyer; or (iii) noncompliance with or breach by Buyer of any of the covenants or agreements contained in this Agreement.

         (c) Notwithstanding the foregoing, Buyer shall have the right to offset from and against any amounts payable by Buyer to Seller pursuant to Section 1.3 any amount due or owing by Seller to Buyer under this Section 6.8 provided the amount due or owing by Seller shall have been admitted in writing by Seller, shall have been agreed to in writing by Buyer and Seller or shall have been determined to be due or owing by Seller to Buyer by a court of competent jurisdiction or by an arbitrator or mediator having binding authority over such dispute.

         SECTION 6.9. Audit Rights. Seller may, upon reasonable notice, appoint any nationally-recognized independent accounting firm that agrees to accept reasonable and customary confidentiality obligations to audit, upon not less than seven (7) days advance written notice and during normal business hours, Buyer's records applicable to the agreements transferred or customers/channel partners/resellers referred hereunder by Seller to Buyer in order to determine the accuracy of payments made and reports provided by Buyer to Seller, or to discover any under-reported revenues and/or under-payments. Seller shall pay the costs of any such audit unless the audit reveals an underpayment of five percent (5%) or more, in which case, in addition to any other rights of Seller hereunder or at law, the audit costs shall be paid by Buyer. Audits are limited to no more than one per calendar quarter.

         SECTION 6.10. Nonassignable Contracts. With respect to any contract or agreement sold or transferred to Buyer hereunder whose consent to the assignment thereof to Buyer shall not have been obtained by the Closing, the parties will cooperate with each other in any lawful and reasonable arrangement to provide that Buyer shall receive the benefits under any such contract not assigned and transferred at the Closing by reason of the failure to obtain such consent (a "Non-Transferred Instrument"), including entering into a sublease or subcontract. Seller shall immediately transfer and assign to Buyer any Non-Transferred Instrument for which a consent has been received. Notwithstanding anything to the contrary in this Agreement, Seller shall not transfer or assign any interest in any contract, and Buyer shall not assume any liability arising thereunder or resulting therefrom, if an assignment or transfer or attempt to make an assignment or transfer of such contract, without the consent or approval of a third party or governmental authority, would constitute a breach or violation thereof or a violation of applicable law, or affect adversely the rights' of Buyer or Seller thereunder, until such consent or approval has been obtained. Furthermore, as to the open standards (non-Exchange messaging service) portion of the Outtask agreement assigned hereunder, no rights in said portion are assigned or otherwise transferred to Buyer.

                                    ARTICLE 7

               CONDITIONS TO CONSUMMATION OF THE SALE AND PURCHASE

         SECTION 7.1. Conditions to Each Party's Obligations to Effect the Purchase and Sale. The respective obligations of each party hereto to effect the purchase and sale of the Business as contemplated herein are subject to the satisfaction or, if permitted by applicable law, waiver, at or prior to the Closing of the following conditions:

         (a) no statute, rule, regulation, executive order or other such order, shall have been enacted, entered, promulgated or enforced and remain in effect by any United States federal or state or foreign court or United States federal or state or foreign governmental entity that prohibits, restrains, enjoins or restricts the consummation of the transactions described herein; and

         (b) any governmental or regulatory notices, consents, approvals or other requirements necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with, as applicable.

         SECTION 7.2. Conditions to the Obligations of Seller. The obligation of Seller to effect the sale of the Business is subject to the satisfaction or, if permitted by applicable law, waiver, at or prior to the Closing of the following conditions:

         (a) the representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing with the same effect as if made at and as of the Closing (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Buyer shall have delivered to Seller a certificate to that effect, executed by two (2) executive officers or directors of Buyer; and

         (b) each of the covenants and obligations of Buyer to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing, and Buyer, at the Closing, shall have delivered to Seller a certificate to that effect, executed by two (2) executive officers or directors of Buyer.

         SECTION 7.3. Conditions to the Obligations of Buyer. The obligations of Buyer to effect the purchase of the Business are subject to the satisfaction at or prior to the Closing of the following conditions:

         (a) the representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing with the same effect as if made at and as of the Closing (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, the Seller shall have delivered to Buyer a certificate to that effect, executed by two (2) executive officers or directors of Seller;

         (b) Since the Report Date, there shall have been no change which has or has had a material adverse effect (financial or otherwise) on the Business, and the Chief Financial Officer of the Seller shall have delivered to Buyer a certificate to that effect; and

         (c) Each of the covenants and obligations of Seller to be performed at or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing and, at the Closing, the Seller shall have delivered to Buyer a certificate to that effect, executed by two (2) executive officers or directors of Seller;

         (d) Buyer shall have received written consent of assignment by Jamcracker, Bill of Sale and other items to be delivered by Seller under Section 2.2, duly executed by an authorized officer of Seller, except for the third party consents to the assignment of the Contracts identified on Schedule 7.3(e) hereof.

                                    ARTICLE 8

                         TERMINATION; AMENDMENT; WAIVER

         SECTION 8.1. Termination. This Agreement may be terminated and the sale and purchase of the Business may be abandoned at any time prior to the Closing:

         (a) by mutual written consent of Seller and Buyer;

         (b) by Seller or Buyer if (i) any court of competent jurisdiction or other federal or state or foreign governmental entity of competent jurisdiction shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the sale and purchase and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the sale and purchase has not been consummated by February 1, 2002; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Closing shall not have occurred on or before said date;

         (c) by Seller if (i) there shall have been a breach of any representations or warranties on the part of Buyer set forth in this Agreement or if any representations or warranties of Buyer shall have become untrue such that the conditions herein would be incapable of being satisfied by the Closing, provided that Seller has not willfully breached any of its obligations hereunder in any material respect and provided further, however, that Seller has provided Buyer with notice of such breach and such breach shall not have been cured within ten (10) business days of such notice; (ii) there shall have been a breach by Buyer of any of its covenants or agreements hereunder materially adversely affecting (or materially delaying) the ability of either party to consummate the sale and purchase of the Business, and Buyer has not cured such breach within ten (10) business days after notice by Seller thereof, provided that Seller has not willfully breached any of their obligations hereunder in any material respect;

         (d) by Buyer if (i) there shall have been a breach of any representations or warranties on the part of Seller set forth in this Agreement or if any representations or warranties of Seller shall have become untrue such that the conditions set forth herein would be incapable of being satisfied by the Closing, provided that Buyer has not willfully breached any of its obligations hereunder in any material respect and provided further, however, that Buyer has provided Seller with notice of such breach and such breach shall not have been cured within ten (10) business days of such notice; (ii) there shall have been a breach by Seller of one or more of its covenants or agreements hereunder materially adversely affecting (or materially delaying) the ability of either party to consummate the sale and purchase of the Business, and Seller shall have not cured such breach within ten (10) business days after notice by Buyer thereof, provided that Buyer has not willfully breached any of its obligations hereunder in any material respect; or

         (e) if the Closing shall not have occurred by February 30, 2002.

         SECTION 8.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders provided, however, that nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement made prior to such termination.

         SECTION 8.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except as otherwise provided in any provision hereof.

         SECTION 8.4. Amendment. This Agreement may be amended only by an instrument in writing signed on behalf of the parties hereto.

         SECTION 8.5. Extension; Waiver. At any time prior to the Closing, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE 9

                                  MISCELLANEOUS

         SECTION 9.1. Entire Agreement; Assignment. This Agreement and the other Transaction Agreements (a) constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all other prior and contemporaneous agreements and understandings both written and oral between the parties, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing in accordance with its terms and (b) shall not be assigned by operation of law or otherwise.

         SECTION 9.2. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable, and such invalidity or unenforceability shall not affect any other provision of this Agreement which shall be enforced in accordance with the intent of this Agreement.

         SECTION 9.3 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested),
(C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

         if to Buyer:

         TeleComputing, Inc.
         45999 Center Oak Plaza, Suite 170
         Sterling, VA 20166
         Facsimile: 703.948.2506
         Attention: Matthew Soska

                  if to Seller:

         c/o  Commtouch Inc.
         2029 Stierlin Court
         Mountain View, California 94043
         Facsimile: (650) 864-2006
         Attention: General Counsel

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         SECTION 9.4. Governing Law and Venue.

         (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Any lawsuit filed by Seller against Buyer shall be commenced in a federal or state court of competent jurisdiction in Santa Clara County, California and any lawsuit filed by Buyer against Seller shall be commenced in a federal or state court of competent jurisdiction in Fairfax or Loudoun County, Virginia, and each party hereby irrevocably submits to the personal jurisdiction of such court, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant to any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
9.3 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

         (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the court specified under item (a) above, this being in addition to any other remedy to which they are entitled at law or in equity.

         (c) Should an action be brought before a court in accordance with the above, the prevailing party shall be entitled to reasonable attorneys' fees and costs from the other party.

         SECTION 9.5. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 9.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.7. Certain Definitions. For the purposes of this Agreement the term:

         (a) "applicable law" means, with respect to any person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any governmental entity existing as of the date hereof or as of the Closing applicable to such person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

         (b) "include" or "including" means "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list;

         (c) "Lien" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes (as defined below) that are not yet due and payable, (ii) statutory liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves exist (iii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Laws, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and material men, to secure claims for labor, materials or supplies and other like liens, and (vi) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operation of Seller or any of its subsidiaries; and (vi) purchase money liens incurred in the ordinary course of business and liens securing debt which is reflected on the Accounts Receivable Report;

         (d) "person" means any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any governmental entity;

         (e) "Transaction Agreement" means, collectively, this Agreement, the Bill of Sale and each other agreement or instrument entered into by the parties hereto pursuant to the terms hereof.

         SECTION 9.8 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of Seller or Buyer or any officer, director, employee, agent, representative or investor of any party hereto except for any liability arising out of the intentional misrepresentation or willful misconduct of any thereof or arising out of common law fraud.

         SECTION 9.9. Taxes. To the extent that any franchise, sales, use, personal property, excise, value added or other such taxes, except taxes based on income, are imposed in the United States as a result of the sale and purchase of the Assets at the Closing or in relation to the conducting of the operations of the Business by Buyer thereafter, such taxes shall be paid by Buyer. Seller shall be responsible for all taxes imposed on the Business and the Assets prior to the Closing.

         SECTION 9.10. Commtouch Messaging Platform ("CMP"). Buyer agrees that it will evaluate and consider for purchase and use Seller's proprietary high volume messaging server, CMP, it being understood that Buyer shall have no obligation to purchase or use the same.

         SECTION 9.11 Bulk Sales Laws. Buyer hereby waives compliance by Seller, in connection with the transactions contemplated by this Agreement, with the provisions of the Bulk Sales or Transfers Laws of the Uniform Commercial Code as adopted in the State of California, and as adopted in any other states where any of the Assets are located, and any other applicable bulk sales laws with respect to or requiring notice to Seller's creditors, in effect as of the Closing.

         SECTION 9.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                TELECOMPUTING, INC.

                                By:
                                     --------------------------------
                                     Name:
                                     Title:
                                     Date:


                                COMMTOUCH INC.

                                By:
                                     --------------------------------
                                     Name:
                                     Title:
                                     Date: